EXHIBIT 99.1

Contact: David Crittenden
FOR IMMEDIATE RELEASE	MSX International
DATE: May 18, 2005	248-829-6031
dcrittenden@msxi.com

MSX International announces financial results for first quarter 2005

WARREN, Mich., May 18, 2005 - MSX International, a global provider of technical business services, reports net sales from continuing operations totaling $113.1 million for the first fiscal quarter of 2005 compared to $125.4 million for the first fiscal quarter of 2004. The results for each period exclude the net sales of businesses that the company expects to sell in 2005. Net sales from businesses expected to be sold were $32.8 million in the first quarter of 2005.

First quarter 2005 results reflect one week less sales for selected businesses due to the 53rd week included in the first quarter of 2004 as a result of our fiscal calendar. This reduction in billable days along with reduced demand from our traditional automotive customers resulted in a 9.8% reduction in net sales from continuing operations. In the company’s business services segment, favorable volumes on warranty and retail improvement programs in Europe partially offset declines in U.S. program volumes due primarily to exiting certain non-core or low margin services.

Income from continuing operations before interest and income taxes is $7.3 million in the first quarter of 2005. This compares to $8.5 million one year earlier. Before modest severance costs that are reflected in the results of continuing operations, EBITDA is $9.2 million for the first quarter of 2005, compared to $10.8 million one year earlier. The attached supplemental financial information schedule shows a reconciliation of EBITDA to reported results.

Robert Netolicka, president and chief executive officer, emphasized, “Our first quarter performance was impacted by near-term challenges confronting our largest customers. Although we are working hard to complete the divestiture of selected businesses in the near future, our main focus is on new business development opportunities with non-traditional customers. We remain focused on developing our strategic businesses, which deliver technical services related to warranty management and dealership consulting.”

MSX International’s gross profit from continuing operations decreased 5.2% in the first quarter due primarily to reduced sales volumes. However, expressed as a percentage of net sales, gross profit margins were 15.0% in the first quarter of 2005 compared to 14.3% in the comparable quarter in 2004. The increase in gross profit percentage reflects the favorable impact of lower indirect costs and displacement of lower margin programs.

Selling, general and administrative expenses, at $9.5 million, were relatively flat in the first quarter of 2005 compared to year-ago levels. Interest expense in the first quarter totaled $8.5 million. This represents an increase of about $950 thousand from the first quarter of 2004 and is primarily the result of foreign exchange rate movements. Such movements had an adverse impact on the recorded value of U.S. dollar denominated debt issued by the company’s U.K. subsidiary in the first quarter of 2005 and a favorable impact in the comparable period of 2004. After a tax provision on continuing operations of $1.3 million, the company posted a net loss from continuing operations of $2.5 million.

During the fourth quarter of 2004, the company decided to divest its European engineering and staffing businesses. In the first quarter of 2005, after initiating a significant restructuring program at our Italian technical and commercial publishing business, we concluded a sale of that business is also likely in the next twelve months. Formal divestiture processes continue for each of these businesses. In accordance with SFAS No. 144, the financial performance of these businesses is shown separately in the company’s consolidated statements of operations. At April 3, 2005, these businesses had total assets of $67.3 million and related liabilities of $58.8 million. We anticipate using excess cash generated from the sale of discontinued operations to reduce our outstanding debt.

We will host a conference call at 4:00 p.m. EDT on Thursday, May 19, to review these results. To listen to the call, dial 877-612-5307 (Domestic) or 706-634-2392 (International) and provide conference code number 6392097. A replay of the call will be available beginning at 6:00 p.m. EDT Thursday, May 19, at 800-642-1687 (Domestic) or 706-645-9291 (International), with the same conference code number.

MSX International, headquartered in Warren, Mich., is a global provider of technical business services. The company combines innovative people, standardized processes and today’s technologies to deliver a collaborative, competitive advantage. MSX International has over 5,700 employees in nineteen countries. Visit our Web site at http://www.msxi.com.

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Certain of the statements made in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International disclaims any intent or obligation to update such statements.

Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our substantial indebtedness; our reliance on major customers in the automotive industry, including the timing of their product development and other initiatives, and the value of our associated accounts receivable from them; the market demand for our technical business services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed in the company’s filings with the U.S. Securities and Exchange Commission.

MSX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
for the fiscal quarters ended April 3, 2005 and April 4, 2004

	Fiscal Quarter Ended
	April 3,	April 4,
	2005	2004
	(in thousands)
Net sales	$113,098	$125,390
Cost of sales	96,149	107,511

Gross profit	16,949	17,879

Selling, general and administrative expenses	9,473	9,354
Restructuring and severance costs	157	—

Income from continuing operations before
interest and income taxes	7,319	8,525

Interest expense, net	8,504	7,556

Income (loss) from continuing operations before
income taxes	(1,185)	969

Income tax provision	1,278	920

Income (loss) from continuing operations	(2,463)	49

Income (loss) from discontinued operations, net
of taxes of $(1,271)and $175, respectively	(12,373)	345

Net income (loss)	(14,836)	394

Accretion for redemption of preferred stock	(2,732)	(2,665)

Net loss available to common shareholders	$(17,568)	$(2,271)

MSX INTERNATIONAL, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
for the fiscal quarters ended April 3, 2005 and April 4, 2004

		Fiscal Quarter Ended			Fiscal Quarter Ended
	April 3, 2005			April 4, 2004
	Continuing	Discontinued		Continuing	Discontinued
	Operations	Operations	Total	Operations	Operations	Total
Net sales	$113,098	$32,838	$145,936	$125,390	$41,925	$167,315

Reconciliation of EBITDA:

Operating income (loss)	$7,319	$(13,628)	$(6,309)	$8,525	$769	$9,294

Michigan Single Business and similar taxes	523	145	668	562	224	786

EBIT, as defined	7,842	(13,483)	(5,641)	9,087	993	10,080

Depreciation	1,211	883	2,094	1,695	686	2,381
Restructuring and severance costs	157	6,602	6,759	—	—	—
Goodwill impairment charge	—	7,131	7,131	—	—	—

EBITDA before restructuring and severance costs and goodwill impairment, as defined	$9,210	$1,133	$10,343	$10,782	$1,679	$12,461

     EBITDA is shown here because we use it for internal reporting purposes. We believe it is an indicative measure of operating performance, and it is used by investors and analysts to evaluate companies with capital structures similar to ours.

     As defined here, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flows and other measures of financial performance and liquidity reported in accordance with such accounting principles.

     In accordance with SFAS No. 144, financial results of businesses reported as discontinued operations are eliminated from the continuing operations of MSXI and shown separately. Results from discontinued operations are shown here for analytical purposes to assist in the reconciliation of EBITDA from continuing operations to prior financial reporting and communications by the company.